Exhibit 99.1
KINDER MORGAN REPORTS SECOND QUARTER 2025
FINANCIAL RESULTS
Earnings per share (EPS) up 23% versus Q2 2024; Adjusted EPS up 12%
Added $1.3 Billion to Project Backlog
Placed $750 Million of Projects in Service

HOUSTON, July 16, 2025 - Kinder Morgan, Inc.’s (NYSE: KMI) board of directors today approved a cash dividend of $0.2925 per share for the second quarter ($1.17 annualized), payable on August 15, 2025, to stockholders of record as of the close of business on July 31, 2025. This dividend is a 2% increase over the second quarter of 2024.

KMI is reporting:
•Second quarter net income attributable to KMI of $715 million, up 24% versus $575 million in the second quarter of 2024; and Adjusted Net Income Attributable to KMI of $619 million, 13% higher than the second quarter of 2024.
•Adjusted EBITDA of $1,972 million, up 6% versus the second quarter of 2024.

“We are truly in an age of American global energy leadership. The United States has been the top global producer of natural gas for 15 consecutive years and the world’s top exporter of liquefied natural gas (LNG) since 2023,” said Executive Chairman Richard D. Kinder.

“With historic growing natural gas demand forecasts, a positive federal regulatory environment, and highly supportive federal permitting agencies, the future for our company is very bright. We will continue to reap the benefit of a business model structured around long-term take-or-pay, fee-based contracts with credit-worthy customers,” Kinder concluded.

“The company generated strong second quarter net income attributable to KMI and record Adjusted EBITDA, with increased financial contributions from our Natural Gas Pipelines and Terminals business segments versus the second quarter of 2024, very strong operational performance and project execution,” said Chief Executive Officer Kim Dang.

“We continued to internally fund high-quality capital projects while generating cash flow from operations of $1.6 billion and $1.0 billion in free cash flow (FCF) after capital expenditures. Our balance sheet remains healthy, as we ended the quarter with a Net Debt-to-Adjusted EBITDA ratio of 4.0 times,” continued Dang.

“A well-respected energy analyst recently noted that it’s ‘shaping up to be an incredible year for U.S. LNG growth, with record levels of feedgas demand and exports.’ The longer term looks robust as well, as LNG nameplate capacity is expected to more than double by 2030. We currently have long-term contracts to move almost 8 billion cubic feet per day (Bcf/d) of natural gas to LNG facilities and, upon completion of projects under construction, that amount is expected to grow to almost 12 Bcf/d by the end of 2028. We are also pursuing a substantial number of additional LNG feedgas opportunities,” said Dang.

“Overall, total demand for natural gas is expected to grow by 20% through 2030, led by LNG exports. We are also actively pursuing well over 5 Bcf/d of opportunities to serve the natural gas power generation sector. Approximately 50% of our backlog is associated with projects supporting power generation. In the markets we serve, we expect nice growth in power demand in the coming years. With 66,000 miles of natural gas pipelines connected to all major basins and demand centers, along with over 700 Bcf of working gas storage capacity, we are confident that we will secure our share of additional natural gas infrastructure projects supporting rising natural gas demand,” said Dang.

“Our project backlog reflects this strong natural gas demand. At the end of the second quarter of 2025, the backlog stood at $9.3 billion, net of approximately $750 million in projects placed in service. This constitutes a 6% increase compared to $8.8 billion at the end of the first quarter of 2025. Natural gas projects account for approximately 93% of our backlog.

“In calculating backlog Project EBITDA multiples, we exclude both the capital and EBITDA from our CO2 enhanced oil recovery projects and our gathering and processing projects, where first-full-year multiples are more favorable but the earnings are more uneven than with our other business segments. We expect the remaining $7.6 billion of projects in the backlog, when realized, to generate an aggregate first-full-year Project EBITDA multiple of approximately 5.6 times,” continued Dang.

“In contrast to the supportive federal permitting atmosphere, the application of escalating tariffs presents some challenges. However, at this point we do not believe that tariffs will have a significant impact on project economics. On existing projects, we have successfully reduced the potential impact by preordering critical project components, negotiating caps on cost increases, and securing domestic steel and mill capacity for our larger projects, which total two-thirds of our project backlog. For these projects, we currently estimate the impact of tariffs to be roughly one percent of project costs.

“Additionally, we expect favorable tax benefits due to the recently passed budget reconciliation bill. The reinstatement of bonus depreciation and greater interest expense deductibility will lower our projected cash tax liability beginning in 2025 and we expect meaningful benefits in 2026 and 2027 as we put new projects into operation,” Dang concluded.

2025 Outlook

We currently expect to exceed budget by at least the amount of contributions from the Outrigger Energy II acquisition that closed in the first quarter of 2025. For 2025, KMI budgeted net income attributable to KMI of $2.8 billion, up 8% versus 2024, and Adjusted EPS of $1.27, up 10% from 2024. KMI expects to declare dividends of $1.17 per share for 2025, a 2% increase from the dividends declared for 2024. The company also budgeted 2025 Adjusted EBITDA of $8.3 billion, up 4% versus 2024, and to end 2025 with a Net Debt-to-Adjusted EBITDA ratio of 3.8 times. These amounts do not include contributions from the Outrigger acquisition.

The budget assumes average annual prices for West Texas Intermediate (WTI) crude oil and Henry Hub natural gas of $68 per barrel and $3.00 per million British thermal units (MMBtu), respectively, consistent with the published forward curve available during the company’s annual budget process.

This press release includes Adjusted Net Income Attributable to KMI, Adjusted EPS, Adjusted Segment EBDA, Adjusted EBITDA, Net Debt, FCF, and Project EBITDA, all of which are non-GAAP financial measures. For descriptions of these non-GAAP financial measures and reconciliations to the most comparable measures prepared in accordance with generally accepted accounting principles, please see “Non-GAAP Financial Measures” and the tables accompanying our preliminary financial statements.

Overview of Business Segments

“The Natural Gas Pipelines business segment’s improved financial performance in the second quarter of 2025 relative to the second quarter of 2024 was due primarily to continued higher contributions from both our Texas Intrastate system and Tennessee Gas Pipeline (TGP),” said KMI President Tom Martin.

“Natural gas transport volumes were up 3% compared to the second quarter of 2024 primarily due to LNG deliveries on TGP, as well as new contracts and LNG deliveries on our Texas Intrastate system. Natural gas gathering volumes were down 6% from the second quarter of 2024, across most of our G&P assets, primarily our Haynesville system.

“While volumes were up across all commodities handled by the Products Pipelines business segment, contributions from the business segment were down compared to the second quarter of 2024 due to weak commodity prices and the expiration of legacy contracts in advance of our Double H pipeline conversion to natural gas liquids service. Both of these impacts were partially offset by higher transport rates and volumes. Total refined products volumes and crude and condensate volumes were both up 2%, compared to the second quarter of 2024,” Martin said.

“Terminals business segment earnings were up compared to the second quarter of 2024. The increase was led by our Jones Act tanker fleet, which benefited from higher rates and remains fully contracted under term charter agreements. Our liquids terminals benefited from expansion projects placed into service as well as higher rates, primarily at our Houston Ship Channel facilities. While tonnage at our bulk terminals was down slightly due to higher coal tons handled in the prior year period resulting from the Baltimore bridge collapse, earnings from our bulk terminals were essentially flat to the second quarter of 2024,” continued Martin.

“CO2 business segment earnings, which include Energy Transition Ventures (ETV), were down compared to the second quarter of 2024 due to lower CO2 and D3 RIN prices, partially offset by higher D3 RIN volumes generated through increased renewable natural gas sales,” said Martin.

Other News

Corporate

•On June 16, 2025, Moody’s changed Kinder Morgan’s rating outlook to positive, joining the positive outlook announced by S&P earlier in the year. Moody’s and S&P have KMI’s senior unsecured rating at Baa2 and BBB, respectively. The announcements were based on Kinder Morgan’s continued earnings growth, conservative approach for funding investments, and favorable leverage levels.

•On May 1, 2025, KMI issued $1.1 billion of 5.15% senior notes due June 2030 and $750 million of 5.85% senior notes due June 2035 to repay outstanding commercial paper and maturing debt and for general corporate purposes. The interest rates on the notes were favorable compared to budgeted rates.

Natural Gas Pipelines
•With an additional 500 million standard cubic feet commitment from an LNG customer, KMI’s Trident Intrastate Pipeline project has been expanded from 1.5 Bcf/d to 2.0 Bcf/d of capacity, increasing the total project cost to approximately $1.8 billion. The roughly 216-mile project is designed to provide high-demand natural gas transportation service from Katy, Texas, to the industrial corridor near Port Arthur, Texas. Assuming the timely receipt of all required permits and approvals, KMI expects the project to be in service in the first quarter of 2027.

•Kinder Morgan Louisiana Pipeline (KMLP) entered into binding agreements with a new LNG customer for 1.0 Bcf/d of firm transportation that will underpin its approximately $112 million Texas Access Project (TAP). TAP is designed to provide KMLP shippers with firm transportation from Texas, including firm receipts from Trident, to new and existing markets in South Louisiana. KMLP has begun preliminary permitting work on the project, and assuming the timely receipt of all required permits and approvals, the project is expected to be placed in service in the fourth quarter of 2028.

•KMI plans to invest more than $500 million in its KinderHawk gathering system, backed by life-of-lease acreage dedications, to support projected production growth from the Haynesville Basin to meet increasing LNG capacity demands along the Gulf Coast.

•Natural Gas Pipeline Company of America (NGPL) signed a binding agreement with a third-party shipper to develop the North Extension project to expand its natural gas transportation capacity from its existing Iowa-Illinois Receipt Zones to a new proposed interconnect in NGPL’s Market Delivery Zone. The approximately $454 million project (KM-share $170 million) is designed to provide up to 210,000 dekatherms per day (Dth/d) of incremental firm transportation service. Assuming the timely receipt of all required permits and approvals, KMI expects the project to be placed in service in the fourth quarter of 2028.

•NGPL has entered into a binding transaction with a third-party shipper to develop a project to expand its natural gas transportation capacity from its existing Texok and Iowa-Illinois Receipt Zones to new proposed interconnects along its Gulf Coast system in Texas and Arkansas. The approximately $250 million (KM-share approximately $94 million) Texas Arkansas Power project is designed to combine existing capacity with expansion capacity to provide up to 488,000 Dth/d of incremental firm transportation service. Assuming the timely receipt of all required permits and approvals, KMI expects the project to be placed in service in the first quarter of 2028.

•On June 30, 2025, TGP filed a certificate application with the FERC for the construction of its Mississippi Crossing (MSX) project after a successful pre-filing application earlier this year. The approximately $1.7 billion project is designed to transport up to 2.1 Bcf/d of natural gas to Southeast markets through the construction of approximately 208 miles of 42-inch and 36-inch pipeline and three new compressor stations. MSX will originate near Greenville, Mississippi, and connect to the existing TGP system and multiple third-party pipelines to provide critical access to natural gas sourced from multiple supply basins for delivery to Southern Natural Gas (SNG) and Transco near Butler, Alabama. Assuming the timely receipt of all required permits and approvals, the project is expected to be placed in service in the fourth quarter of 2028.

•SNG and Elba Express Company (EEC) filed a certificate application with the FERC on June 30, 2025, for authorization to construct and operate the South System Expansion 4 (SSE4) project. The approximately $3.5 billion project (KM-share approximately $1.8 billion, including EEC) is designed to increase SNG’s South Main Line capacity by approximately 1.3 Bcf/d. SSE4 will be completed in two phases and is almost entirely comprised of brownfield looping and horsepower compression additions on the SNG and EEC pipeline systems. Assuming the timely receipt of all required permits and approvals, KMI expects to place the first phase of the project in service in the fourth quarter of 2028 and the second phase in the fourth quarter of 2029.

•Construction is progressing on the fully contracted Gulf Coast Express Pipeline expansion project. The $455 million expansion project (KM-share approximately $161 million) is designed to increase natural gas deliveries from the Permian Basin to South Texas markets by 570 MMcf/d. The project is expected to be in service in mid-2026.

•The second phase of the approximately $700 million Evangeline Pass project was placed in service earlier this month. The project involved modifications and enhancements to portions of the TGP and SNG systems in Mississippi and Louisiana, resulting in the delivery of approximately 2 Bcf/d of natural gas to Venture Global’s Plaquemines LNG facility.

Products Pipelines
•On July 1, 2025, KMI placed in service its most recent SFPP East Line Expansion project to Tucson, Arizona. The project created an additional 2,500 barrels per day of capacity to Tucson, and involved modifying valving and adding a drag reducing agent skid at SFPP’s existing Deming pump station. The expansion is fully supported by a five-year take-or-pay agreement for all of the additional capacity.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. Access to reliable, affordable energy is a critical component for improving lives around the world. We are committed to providing energy transportation and storage services in a safe, efficient, and environmentally responsible manner for the benefit of the people, communities and businesses we serve. We own an interest in or operate approximately 79,000 miles of pipelines, 139 terminals, more than 700 Bcf of working natural gas storage capacity and have renewable natural gas generation capacity of approximately 6.9 Bcf per year. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2, renewable fuels and other products, and our terminals store and handle various commodities including gasoline, diesel fuel, jet fuel, chemicals, metals, petroleum coke, and ethanol and other renewable fuels and feedstocks. Learn more about our work advancing energy solutions on the lower carbon initiatives page at www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. ET on Wednesday, July 16, at www.kindermorgan.com for a LIVE webcast conference call on the company’s second quarter earnings.

Non-GAAP Financial Measures

As described in further detail below, our management evaluates our performance primarily using Net income attributable to Kinder Morgan, Inc. and Segment earnings before DD&A expenses (EBDA), along with the non-GAAP financial measures of Adjusted Net income attributable to Common Stock, in the aggregate and per share, Adjusted Segment EBDA, Adjusted Net income attributable to Kinder Morgan, Inc., Adjusted earnings before interest, income taxes, DD&A expenses and amortization of basis differences (previously known as amortization of excess cost of equity investments) related to our joint ventures (EBITDA), and Net Debt.

Our non-GAAP financial measures described below should not be considered alternatives to GAAP net income attributable to Kinder Morgan, Inc. or other GAAP measures and have important limitations as analytical tools. Our computations of these non-GAAP financial measures may differ from similarly titled measures used by others. You should not consider these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of our consolidated non-GAAP financial measures by reviewing our comparable GAAP measures identified in the descriptions of consolidated non-GAAP measures below, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Certain Items, as adjustments used to calculate our non-GAAP financial measures, are items that are required by GAAP to be reflected in net income attributable to Kinder Morgan, Inc., but typically either (1) do not have a cash impact (for example, unsettled commodity hedges and asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in most cases are likely to occur only sporadically (for example, certain legal settlements, enactment of new tax legislation and casualty losses). (See the accompanying Tables 2, 3, 5 and 6.) We also include adjustments related to joint ventures (see “Amounts associated with Joint Ventures” below).

The following table summarizes our Certain Items for the three and six months ended June 30, 2025 and 2024.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(In millions)
Certain Items
Change in fair value of derivative contracts (1)	$(95)	$2	$(11)	$52
Gain on divestitures (2)	—	(41)	—	(70)
Income tax Certain Items (3)	(2)	10	(37)	1
Other	1	2	1	2
Total Certain Items (4)(5)	$(96)	$(27)	$(47)	$(15)

Notes
(1)	Gains or losses are reflected within non-GAAP financial measures when realized.
(2)
Three and six-month periods ended June 30, 2024 include a $41 million gain on sale of our CO2 assets and the six-month period ended June 30, 2024 also includes a $29 million gain on sale of our Oklahoma midstream assets.

(3)	Represents the income tax provision on Certain Items plus discrete income tax items. Includes the impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments and is separate from the related tax provision recognized at the investees by the joint ventures which are also taxable entities.
(4)	Amount for the three-month period ended June 30, 2025 includes $(2) million reported within “Earnings from equity investments” on the accompanying Preliminary Consolidated Statements of Income of "Change in fair value of derivative contracts."
(5)	Amounts for the periods ended June 30, 2025 and 2024 include $(1) million for each of the three-month periods and $1 million for each of the six-month periods reported within "Interest, net" on the accompanying Preliminary Consolidated Statements of Income of “Change in fair value of derivative contracts.”

Adjusted Net Income Attributable to Kinder Morgan, Inc. (KMI) is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items. Adjusted Net Income Attributable to Kinder Morgan, Inc. is used by us, investors and other external users of our financial statements as a supplemental measure that provides decision-useful information regarding our period-over-period performance and ability to generate earnings that are core to our ongoing operations. We believe the GAAP measure most directly comparable to Adjusted Net Income Attributable to Kinder Morgan, Inc. is net income attributable to Kinder Morgan, Inc. (See the accompanying Tables 1 and 2.)

Adjusted Net Income Attributable to Common Stock is calculated by adjusting Net income attributable to Kinder Morgan, Inc., the most comparable GAAP measure, for Certain Items, and further for net income allocated to participating securities and adjusted net income in excess of distributions for participating securities. We believe Adjusted Net Income Attributable to Common Stock allows for calculation of adjusted earnings per share (Adjusted EPS) on the most comparable basis with earnings per share, the most comparable GAAP measure to Adjusted EPS. Adjusted EPS is calculated as Adjusted Net Income Attributable to Common Stock divided by our weighted average shares outstanding. Adjusted EPS applies the same two-class method used in arriving at basic earnings per share. Adjusted EPS is used by us, investors and other external users of our financial statements as a per-share supplemental measure that provides decision-useful information regarding our period-over-period performance and ability to generate earnings that are core to our ongoing operations. (See the accompanying Table 2.)

Adjusted Segment EBDA is calculated by adjusting segment earnings before DD&A, general and administrative expenses and corporate charges, interest expense, and income taxes (Segment EBDA) for Certain Items attributable to the segment. Adjusted Segment EBDA is used by management in its analysis of segment performance and management of our business. We believe Adjusted Segment EBDA is a useful performance metric because it provides management, investors and other external users of our financial statements additional insight into performance trends across our business segments, our segments’ relative contributions to our consolidated performance and the ability of our segments to generate earnings on an ongoing basis. Adjusted Segment EBDA is also used as a factor in determining compensation under our annual incentive compensation program for our business segment presidents and other business segment employees. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. (See the accompanying Table 3.)

Adjusted EBITDA is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items and further for DD&A, amortization of basis differences related to our joint ventures, income tax expense, and interest. We also include amounts from joint ventures for income taxes and DD&A (see “Amounts associated with Joint Ventures” below). Adjusted EBITDA (on a rolling 12-months basis) is used by management, investors and other external users, in conjunction with our Net Debt (as described further below), to evaluate our leverage. Management and external users also use Adjusted EBITDA as an important metric to compare the valuations of companies across our industry. Our ratio of Net Debt-to-Adjusted EBITDA is used as a supplemental performance target for purposes of our annual incentive compensation program. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income attributable to Kinder Morgan, Inc. (See the accompanying Tables 2 and 5.)

Amounts associated with Joint Ventures - Certain Items and Adjusted EBITDA reflect amounts from unconsolidated joint ventures (JVs) and consolidated JVs utilizing the same recognition and measurement methods used to record “Earnings from equity investments” and “Noncontrolling interests (NCI),” respectively. The calculation of Adjusted EBITDA related to our unconsolidated and consolidated JVs include the same adjustments (DD&A, amortization of basis differences, and income tax expense) with respect to the JVs as those included in the calculation of Adjusted EBITDA for our wholly-owned consolidated subsidiaries; further, we remove the portion of these adjustments attributable to non-controlling interests. (See Tables 2, 5 and 6.) Although these amounts related to our unconsolidated JVs are included in the calculation of Adjusted EBITDA, such inclusion should not be understood to imply that we have control over the operations and resulting revenues, expenses or cash flows of such unconsolidated JVs.

Net Debt is calculated by subtracting from debt (1) cash and cash equivalents, (2) debt fair value adjustments, and (3) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps to convert that debt to U.S. dollars. Net Debt, on its own and in conjunction with our Adjusted EBITDA (on a rolling 12-months basis) as part of a ratio of Net Debt-to-Adjusted EBITDA, is a non-GAAP financial measure that is used by management, investors, and other external users of our financial information to evaluate our leverage. Our ratio of Net Debt-to-Adjusted EBITDA is also used as a supplemental performance target for purposes of our annual incentive compensation program. We believe the most comparable measure to Net Debt is total debt as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets in Table 5.

Project EBITDA is calculated for an individual capital project as earnings before interest expense, taxes, DD&A, and general and administrative expenses attributable to such project, or for JV projects, consistent with the methods described above under “Amounts associated with Joint Ventures,” and in conjunction with capital expenditures for the project, is the basis for our Project EBITDA multiple. Management, investors, and others use Project EBITDA to evaluate our return on investment for capital projects before expenses that are generally not controllable by operating managers in our business segments. We believe the GAAP measure most directly comparable to Project EBITDA is the portion of net income attributable to a capital project. We do not provide the portion of budgeted net income attributable to individual capital projects (the GAAP financial measure most directly comparable to Project EBITDA) due to the impracticality of predicting, on a project-by-project basis through the second full year of operations, certain amounts required by GAAP, such as projected commodity prices, unrealized gains and losses on derivatives marked to market, and potential estimates for certain contingent liabilities associated with the project completion.

FCF is calculated by reducing cash flow from operations for capital expenditures (sustaining and expansion), and FCF after dividends is calculated by further reducing FCF for dividends paid during the period. FCF is used by management, investors, and other external users as an additional leverage metric, and FCF after dividends provides additional insight into cash flow generation. Therefore, we believe FCF is useful to our investors. We believe the GAAP measure most directly comparable to FCF is cash flow from operations. (See the accompanying Table 6.)

Important Information Relating to Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Generally the words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” “projects,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements in this news release include, among others, express or implied statements pertaining to: the long-term demand for KMI’s assets and services; KMI’s 2025 expectations; anticipated dividends; KMI’s capital projects, including the regulatory environment for projects and expected costs, completion timing and benefits of those projects; and the expected impact of tariffs. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance as to when or if any such forward-looking statements will materialize nor their ultimate impact on our operations or financial condition. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include: the timing and extent of changes in the supply of and demand for the products we transport and handle; trends expected to drive new natural gas demand for electricity generation; commodity prices; counterparty financial risk; changes in tariffs and trade restrictions, including potential adverse effects on financial and economic conditions; and the other risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2024 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere), and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
Newsroom@kindermorgan.com	km_ir@kindermorgan.com

Table 1
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Statements of Income
(In millions, except per share amounts, unaudited)

	Three Months Ended June 30,		% change	Six Months Ended June 30,		% change
	2025	2024		2025	2024
Revenues	$4,042	$3,572		$8,283	$7,414
Operating costs, expenses and other
Costs of sales (exclusive of items shown separately below)	1,211	967		2,687	2,074
Operations and maintenance	773	741		1,484	1,421
Depreciation, depletion and amortization	616	584		1,226	1,171
General and administrative	188	179		375	354
Taxes, other than income taxes	111	109		223	220
Other income, net	(9)	(46)		(9)	(87)
Total operating costs, expenses and other	2,890	2,534		5,986	5,153
Operating income	1,152	1,038		2,297	2,261
Other income (expense)
Earnings from equity investments (1)	206	195		426	426
Interest, net	(452)	(464)		(903)	(936)
Other, net	13	1		28	1
Income before income taxes	919	770		1,848	1,752
Income tax expense	(177)	(168)		(363)	(377)
Net income	742	602		1,485	1,375
Net income attributable to NCI	(27)	(27)		(53)	(54)
Net income attributable to Kinder Morgan, Inc.	$715	$575		$1,432	$1,321
Class P Shares
Basic and diluted earnings per share	$0.32	$0.26	23%	$0.64	$0.59	8%
Basic and diluted weighted average shares outstanding	2,222	2,219	—%	2,222	2,219	—%
Declared dividends per share	$0.2925	$0.2875	2%	$0.585	$0.575	2%
Adjusted Net Income Attributable to Kinder Morgan, Inc. (2)	$619	$548	13%	$1,385	$1,306	6%
Adjusted EPS (2)	$0.28	$0.25	12%	$0.62	$0.59	5%

Notes
(1)	Includes basis differences related to our JVs (previously known as and presented separately as amortization of excess cost of equity investments).
(2)	Adjusted Net Income Attributable to Kinder Morgan, Inc. is Net income attributable to Kinder Morgan, Inc. adjusted for Certain Items. Adjusted EPS calculation uses Adjusted Net Income Attributable to Common Stock. See Table 2 for reconciliations.

Table 2
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted Net Income Attributable to Kinder Morgan, Inc., to Adjusted Net Income Attributable to Common Stock and to Adjusted EBITDA Reconciliations
(In millions, unaudited)

	Three Months Ended June 30,		% change	Six Months Ended June 30,		% change
	2025	2024		2025	2024
Net income attributable to Kinder Morgan, Inc.	$715	$575	24%	$1,432	$1,321	8%
Certain Items (1)
Change in fair value of derivative contracts	(95)	2		(11)	52
Gain on divestiture	—	(41)		—	(70)
Income tax Certain Items	(2)	10		(37)	1
Other	1	2		1	2
Total Certain Items	(96)	(27)	(256)%	(47)	(15)	(213)%
Adjusted Net Income Attributable to Kinder Morgan, Inc.	$619	$548	13%	$1,385	$1,306	6%

Net income attributable to Kinder Morgan, Inc.	$715	$575	24%	$1,432	$1,321	8%
Total Certain Items (2)	(96)	(27)		(47)	(15)
Net income allocated to participating securities	(4)	(3)		(8)	(7)
Adjusted Net Income Attributable to Common Stock	$615	$545	13%	$1,377	$1,299	6%

Net income attributable to Kinder Morgan, Inc.	$715	$575	24%	$1,432	$1,321	8%
Total Certain Items (2)	(96)	(27)		(47)	(15)
DD&A	616	584		1,226	1,171
Income tax expense (3)	179	158		400	376
Interest, net (4)	453	465		902	935
Amounts associated with joint ventures
Unconsolidated JV DD&A (5)	100	99		200	197
Remove consolidated JV partners' DD&A	(16)	(15)		(31)	(31)
Unconsolidated JV income tax expense (6)	21	19		47	41
Adjusted EBITDA	$1,972	$1,858	6%	$4,129	$3,995	3%

Notes
(1)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(2)	For a detailed listing, see the above reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Adjusted Net Income Attributable to Kinder Morgan, Inc.
(3)	To avoid duplication, adjustments for income tax expense for the periods ended June 30, 2025 and 2024 exclude $(2) million and $10 million for the three-month periods, respectively, and $(37) million and $1 million for the six-month periods, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(4)	To avoid duplication, adjustments for interest, net for the periods ended June 30, 2025 and 2024 exclude $(1) million for each of the three-month periods and $1 million for each of the six-month periods which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(5)	Includes amortization of basis differences related to our JVs which was previously presented separately as amortization of excess cost of equity investments.
(6)	Includes the tax provision on Certain Items recognized by the investees that are taxable entities associated with our Citrus, NGPL and Products (SE) Pipe Line equity investments. The impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments is included within “Certain Items” above.

Table 3
Kinder Morgan, Inc. and Subsidiaries
Preliminary Reconciliation of Segment EBDA to Adjusted Segment EBDA
(In millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Segment EBDA (1)(2)
Natural Gas Pipelines Segment EBDA	$1,436	$1,219	$2,889	$2,725
Certain Items (3)
Change in fair value of derivative contracts	(89)	4	(9)	43
Gain on divestiture	—	—	—	(29)
Natural Gas Pipelines Adjusted Segment EBDA	$1,347	$1,223	$2,880	$2,739

Products Pipelines Segment EBDA	$289	$298	$562	$588
Certain Items (3)
Change in fair value of derivative contracts	—	—	1	1
Products Pipelines Adjusted Segment EBDA	$289	$298	$563	$589

Terminals Segment EBDA	$300	$281	$575	$550

CO2 Segment EBDA	$150	$204	$331	$360
Certain Items (3)
Change in fair value of derivative contracts	(5)	(1)	(4)	7
Gain on divestiture, net	—	(41)	—	(41)
CO2 Adjusted Segment EBDA	$145	$162	$327	$326

Notes
(1)	Includes revenues, earnings from equity investments, operating expenses, other (income) expense, net, and other, net. Operating expenses include costs of sales, operations and maintenance expenses, and taxes, other than income taxes. The composition of Segment EBDA is not addressed nor prescribed by generally accepted accounting principles.
(2)
Effective January 1, 2025, amortization of basis differences related to our joint ventures (previously known as amortization of excess cost of equity investments) is included within “Earnings from equity investments” in our accompanying consolidated statements of income for the periods ended June 30, 2025 and 2024, and therefore is included within Segment EBDA. As a result, Segment EBDA for the periods ended June 30, 2024 has been adjusted to conform to the current presentation which decreased Segment EBDA for the three-month period by $8 million, $3 million and $2 million for our Natural Gas Pipelines, Products Pipelines and CO2 business segments, respectively, and for the six-month period by $16 million, $5 million and $4 million for our Natural Gas Pipelines, Products Pipelines and CO2 business segments, respectively.

(3)	See “Non-GAAP Financial Measures—Certain Items.”

Table 4
Segment Volume and CO2 Segment Hedges Highlights
(Historical data is pro forma for acquired and divested assets, JV volumes at KMI share (1))

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Natural Gas Pipelines
Transport volumes (BBtu/d)	44,585	43,123	45,277	43,832
Sales volumes (BBtu/d)	2,832	2,459	2,716	2,528
Gathering volumes (BBtu/d)	3,931	4,203	3,953	4,194
NGLs (MBbl/d)	39	42	35	39
Products Pipelines (MBbl/d)
Gasoline (2)	1,016	1,009	975	965
Diesel fuel	369	354	353	345
Jet fuel	325	313	314	295
Total refined product volumes	1,710	1,676	1,642	1,605
Crude and condensate	503	493	490	475
Total delivery volumes (MBbl/d)	2,213	2,169	2,132	2,080
Terminals
Liquids leasable capacity (MMBbl)	78.7	78.6	78.7	78.6
Liquids leased capacity %	94.4%	94.3%	94.3%	94.1%
Bulk transload tonnage (MMtons)	12.8	14.1	25.3	27.7
CO2
SACROC oil production	18.42	18.91	18.84	19.01
Yates oil production	6.01	6.09	5.98	6.17
Other	1.09	1.20	1.09	1.22
Total oil production - net (MBbl/d) (3)	25.52	26.20	25.91	26.40
NGL sales volumes - net (MBbl/d) (3)	9.03	7.97	9.16	8.39
CO2 sales volumes - net (Bcf/d)	0.291	0.316	0.301	0.326
RNG sales volumes (BBtu/d)	12	9	10	8
Realized weighted average oil price ($ per Bbl)	$67.60	$69.47	$67.99	$69.08
Realized weighted average NGL price ($ per Bbl)	$32.08	$27.29	$33.74	$27.78

CO2 Segment Hedges	Remaining 2025	2026	2027	2028
Crude Oil (4)
Price ($ per Bbl)	$66.98	$64.63	$65.37	$64.51
Volume (MBbl/d)	23.15	20.20	9.40	4.00
NGLs
Price ($ per Bbl)	$47.64	$46.74
Volume (MBbl/d)	4.79	1.26

Notes
(1)	Volumes for acquired assets are included for all periods. However, EBDA contributions from acquisitions are included only for periods subsequent to their acquisition. Volumes for assets divested, idled and/or held for sale are excluded for all periods presented.
(2)	Gasoline volumes include ethanol pipeline volumes.
(3)	Net of royalties and outside working interests.
(4)	Includes West Texas Intermediate hedges.

Table 5
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets
(In millions, unaudited)

	June 30,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$82	$88
Other current assets	2,404	2,433
Property, plant and equipment, net	38,818	38,013
Investments	7,854	7,845
Goodwill	20,084	20,084
Deferred charges and other assets	3,129	2,944
Total assets	$72,371	$71,407
Liabilities and Stockholders' Equity
Short-term debt	$788	$2,009
Other current liabilities	2,845	3,092
Long-term debt	31,688	29,779
Debt fair value adjustments	183	102
Other	4,786	4,558
Total liabilities	40,290	39,540
Other stockholders' equity	30,794	30,626
Accumulated other comprehensive loss	(24)	(95)
Total KMI stockholders' equity	30,770	30,531
Noncontrolling interests	1,311	1,336
Total stockholders' equity	32,081	31,867
Total liabilities and stockholders' equity	$72,371	$71,407

Net Debt (1)	$32,348	$31,725

	Adjusted EBITDA Twelve Months Ended (2)
Reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Last Twelve Months Adjusted EBITDA	June 30,	December 31,
	2025	2024
Net income attributable to Kinder Morgan, Inc.	$2,724	$2,613
Total Certain Items (3)	(74)	(42)
DD&A	2,409	2,354
Income tax expense (4)	764	739
Interest, net (4)	1,816	1,849
Amounts associated with joint ventures
Unconsolidated JV DD&A (5)	412	409
Less: Consolidated JV partners' DD&A	(62)	(62)
Unconsolidated JV income tax expense	83	78
Adjusted EBITDA	$8,072	$7,938

Net Debt-to-Adjusted EBITDA	4.0	4.0

Notes
(1)	Amounts calculated as total debt, less (i) cash and cash equivalents; (ii) debt fair value adjustments; and (ii) the foreign exchange impact on our Euro denominated debt of $46 million and $(25) million as of June 30, 2025 and December 31, 2024, respectively, as we have entered into swaps to convert that debt to U.S.$.
(2)	Reflects the rolling 12-month amounts for each period above.
(3)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(4)	Amounts are adjusted for Certain Items. See “Non-GAAP Financial Measures—Certain Items” for more information.
(5)	Includes amortization of basis differences related to our JVs which was previously presented separately as amortization of excess cost of equity investments.

Table 6
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
KMI FCF
Net income attributable to Kinder Morgan, Inc.	$715	$575	$1,432	$1,321
Net income attributable to noncontrolling interests	27	27	53	54
DD&A	616	584	1,226	1,171
Deferred income taxes	160	159	327	357
Earnings from equity investments	(206)	(195)	(426)	(426)
Distribution of equity investment earnings (1)	212	233	397	416
Working capital and other items	125	304	(198)	(17)
Cash flow from operations	1,649	1,687	2,811	2,876
Capital expenditures (GAAP)	(647)	(581)	(1,413)	(1,200)
FCF	1,002	1,106	1,398	1,676
Dividends paid	(654)	(641)	(1,296)	(1,272)
FCF after dividends	$348	$465	$102	$404

Notes
(1)	Periods ended June 30, 2025 and 2024 exclude distributions from equity investments in excess of cumulative earnings of $47 million and $46 million for the three-month periods, respectively, and $92 million and $81 million for the six-month periods, respectively. These are included in cash flows from investing activities on our consolidated statement of cash flows.